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                            STOCK PURCHASE AGREEMENT


          THIS AGREEMENT ("Agreement") is made and entered into as of December 9, 1998, by and among Mrs. Fields' Original Cookies, Inc., a Delaware corporation (the "Buyer"), and Martin E. Lisiewski, a shareholder of Pretzel Time, Inc., a Pennsylvania corporation (the "Company"), (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

          A. The Seller owns thirty (30) shares of the issued and outstanding common stock of the Company;

          B. This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, three (3) shares of the outstanding common stock (par value $10.00 per share) of the Company owned by the Seller (the "Shares"), as part of a series of transactions in which the Buyer is ultimately acquiring all of the common stock in the Company.

          WHEREAS, the Buyer will purchase the Shares of the Company in return for cash as set forth below.

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

          1.   Purchase and Sale of Shares.

               (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, each of the Shares for the consideration specified below in Section 1(b).

               (b) Purchase Price. The Buyer agrees to pay to the Seller at the Closing the sum of Five Hundred Thousand Dollars ($500,000) (the "Purchase Price"), by delivery of certified funds for the Purchase Price payable in accordance with this Agreement.

               (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Buyer in Salt Lake City, Utah, on or before December 9, 1998 (the "Closing Date"), unless extended by written agreement of the Parties.

               (d) Deliveries at the Closing. At Closing, the Seller will deliver to
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          the Buyer, the various documents referred to in Section 5(a) below.
          The Seller acknowledges that the Company will (A) cancel the Seller's existing share certificate(s) at the Closing, (B) issue and deliver certificate(s) to the Buyer for the three (3) Shares of the Company's common stock purchased by the Buyer from the Seller pursuant to this Agreement, and (C) issue and deliver certificate(s) to the Seller for his remaining twenty seven (27) Shares of the Company's common stock.

          2.   Representations and Warranties Concerning the Transaction.

               (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 2(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2(a)) with respect to himself except as set forth on the Disclosure Schedule affixed hereto.

                     (i) Organization of Certain Seller. If the Seller is a corporation or other entity, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

                     (ii) Authorization of Transaction. The Seller has full power and authority (including, if the Seller is an entity, full power and authority) to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                     (iii) Noncontravention. To the best of Seller's knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other

                                       2
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               arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Seller's assets is subject.

                     (iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                     (v) Shares. The Seller holds of record and owns beneficially the number of Shares (but no more or other shares of the common stock of the Company than) set forth in paragraph A above. The Seller holds and owns each of the Shares free and clear of any restrictions on transfer, any federal, state or local taxes of any kind, taxes, mortgage, pledge, lien, encumbrance, charge or other security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Other than this Agreement and other written agreements with the Company and/or the Buyer, the Seller is not a party to (A) any option, warrant, purchase right, shareholders agreement, co-sale agreement, buy-sell agreement or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement), or (B) any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

                     (vi) Legal Compliance/Litigation. To the best of his knowledge, the Seller and his respective predecessors and affiliates have complied with all applicable laws of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply. To the best of his knowledge, there are no outstanding injunctions, judgments, orders, decrees, rulings or charges affecting their Shares. To the best of his knowledge, there are no actions, suits, proceedings, hearings or investigations, and the Seller does not have reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened, against the Seller.

                     (vii) Investigation. The Seller has investigated or had full opportunity to investigate the terms and conditions of the transactions contemplated by this Agreement, including the Purchase Price, and deems them to be fair and appropriate.

                                       3
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          3.   Pre-Closing Covenants.  With respect to the period between the execution of this Agreement and the Closing, (A) each of the Parties will use its/his reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, (B) the Seller will use his best efforts to obtain any third-party consents that the Buyer may request or to otherwise consummate the transactions contemplated hereby, and (C) the Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 2 above.

          4. Post-Closing Covenants. The Parties agree that if at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

          5.   Conditions to Closing.

               (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

                     (i)    The representations and warranties set forth in
               Section 2 above shall be true and correct in all material respects at and as of the Closing Date.

                     (ii) The Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing.

                     (iii) The Seller shall have procured any third party consents required for the sale of the Shares.

                     (iv) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Shares.

                     (v) The Seller shall be prepared to deliver the certificates

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               and documents in the form and executed as required by this
               Agreement.

                     (vi) All actions to be taken by the Seller in connection with consummation of the transactions contemplated by this Agreement, and all certificates, and other documents required to effect the transactions contemplated hereby, will be satisfactory in form and substance to the Buyer.

                     (vii)  [Intentionally omitted.]

                     (viii) Neither the Company nor the Seller shall be in
               breach under any of the terms and conditions of any of the Stock Acquisition Agreements (as defined in Section 6 below) and the documents executed in connection with the Related Transactions (as defined in the First Acquisition Agreement as defined below).

          The Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing. The Buyer's waiver of any condition to Closing set forth in Section 5(a)(viii) above shall not constitute a waiver of any breach (or a waiver of any right or remedy arising from any breach) by the Seller of any of the Stock Purchase Agreements or the documents executed in connection with the Related Transactions.

               (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

                     (i) No action, suit or proceeding shall be pending threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction for before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions between the Buyer and the Seller contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                     (ii) The Buyer shall be prepared to deliver the Purchase Price as required by Section 1(b).

                     (iii)  [Intentionally Omitted.]

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          The Seller may waive any condition specified in this Section 5(b) if he executes a writing so stating at or prior to the Closing.

          6.   Remedies for Breaches of This Agreement.

               (a) Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

               (b)   Indemnification Provisions for Benefit of the Buyer.

                     (i) In the event the Seller breaches any of its representations, warranties, and covenants contained herein, and, if the Buyer makes a written claim for indemnification against any of the Seller therefor, then, the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences (as defined in the First Acquisition Agreement) that the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                     (ii) If any third party shall notify Buyer or Fields (defined below) with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Seller under this ' 6, then Buyer or Fields, as applicable, shall promptly notify the Seller thereof in writing, provided, however, that no delay on the part of Fields or Buyer, as applicable, in notifying the Seller shall relieve the Seller from any obligation hereunder unless (and then solely to the extent) the Seller is prejudiced. The indemnification procedure respecting a Third Party Claim hereunder shall be the same as set forth in Section 9(c) of that certain Stock Acquisition Agreement, dated as of September 2, 1997 (the "First Acquisition Agreement"), by and between Mrs. Fields' Holding Company, Inc., a Delaware corporation ("Fields"), the Company and the Seller (therein referred to as the Principal Shareholder). (For purposes of this Agreement, the term Stock Acquisition Agreements shall mean collectively (A) the First Acquisition Agreement, (B) the Stock Purchase Agreement, dated as of January 2, 1998, by and between Fields and the Seller, and (C) the Stock Purchase Agreement, dated as of June 12, 1998, by

                                       6
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               and between Fields and the Seller.)

                     (iii) All claims for indemnification made under this Agreement shall be subject to the terms and conditions of Sections 9(d) (Determination of Adverse Consequences), (f) (Rights of Offset) and (g) (Limitation of Rights of Offset) of the First Acquisition Agreement, and the indemnity payment required of the Seller for such claims shall be determined as if the claims were made under the First Acquisition Agreement.

                     (iv) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy Fields or the Seller may have for breach of representation, warranty, or covenant.

          7.   Termination.

               (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                     (i) The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

                     (ii) The Buyer or the Seller may terminate this Agreement if the Closing does not occur on or before December 15, 1998.

               (b) Effect of Termination. If any Party terminates this Agreement pursuant to this Section, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

          8.   Miscellaneous.

               (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

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               (c)   Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

               (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (f) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Seller:      Martin E. Lisiewski
                                        7070 N.E. 8th Drive
                                        Boca Raton, FL  33487

          With a copy to:        Mette, Evans & Woodside
                                        Attention: Elyse E. Rogers
                                        3401 North Front Street
                                        Harrisburg, PA  17110

          If to the Buyer:       Mrs. Fields' Original Cookies, Inc.
                                        2855 E. Cottonwood Parkway, Suite 400
                                        Salt Lake City, UT  84121
                                        Attention:  Legal Department

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

          With a Copy to:        Jones, Waldo, Holbrook & McDonough, P.C.
                                 170 South Main Street, Suite 1500
                                 Salt Lake City, UT  84101
                                 Attention:  Glen D. Watkins

          Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

               (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule thereof.

               (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and each of the Sellers. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (j) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of the Company and its Subsidiaries has borne or will bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

               (k) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference

                                       9
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          and made a part hereof.

               (l) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

     BUYER:                    MRS. FIELDS' ORIGINAL COOKIES, INC.



                               By:
                                  ----------------------------------------------
                                  Its:
                                      ------------------------------------------


     SELLER:


                               -------------------------------------------------
                               Martin E. Lisiewski

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              DISCLOSURE SCHEDULE TO STOCK ACQUISITION AGREEMENT


Section 2(a):
------------

None, unless otherwise stated below.




----------------                                               -----------------
Buyer's Initials                                               Seller's Initials